June 23, 2021

CoJax Oil and Gas Corporation 3033 Wilson Boulevard, Suite E-605 Arlington, Virginia 22201

Gentlemen:

We have acted as counsel to CoJax Oil and Gas Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2021 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed resale from time to time of 1,296,250 shares of common stock, par value $0.01 per share (the “Shares”) offered for sale by the selling stockholders identified in the Registration Statement.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies of (i) the Amended and Restated Articles of Incorporation of the Company and By-laws, each as amended to date, (ii) resolutions of the Board of Directors of the Company; (iii) the Registration Statement and the exhibits thereto; and (iv) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments, as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We express no opinion other than as to the federal laws of the United States of America and the laws of New York State, as such laws presently exist and to the facts as they presently exist.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that

500 Fifth Ave, Suite# 938, New York, NY 10110

9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90212

NYC Office: 646.861.7891

CA Office: 818.930.5686

www.cronelawgroup.com

June 23, 2021

we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

THE CRONE LAW GROUP, P.C.